EXHIBIT 10.1

CONFIDENTIAL GENERAL RELEASE AND SETTLEMENT AGREEMENT

This Confidential General Release and Settlement Agreement (“Agreement”) is made and entered into, by and between Carbon-Ion Energy, Inc., Corporate Universe, Inc and Oxcion Limited (collectively, “Company”), on the one hand; and Andrew Sispoidis (“Executive”), on the other hand. Company and Executive are referred to collectively as the “Parties” and each as a “Party.”

I. GENERAL RECITALS

This General Release and Settlement Agreement is made for the following purposes and with reference to the following facts:

1.1 Executive is serving as Chief Executive Officer, Secretary, and a member of the Board of Directors of one or more of the Company (“Executive Roles in Company”).

1.2 Executive is resigning from all director, officer, employee, advisor, and any other positions and/or roles he currently holds at or with Company, and each of them, and any other company or entity affiliated or related to Company, including, but not limited to, the Executive Roles in Company, effective November 1, 2023, which date shall be Executive’s last day in any of the Executive Roles in Company (“Separation Date”). Executive recently provided Company with notice of his intent to resign as Chief Executive Officer prior to the Separation Date, but no formal resignation was officially tendered to or accepted by the Board of Directors and said notice was rescinded by Executive and is superseded by the resignation set forth in this Agreement of all Executive Roles in Company as of the Separation Date. For the avoidance of doubt, Executive’s employment with Company and Executive Roles in Company shall terminate as of the Separation Date.

1.3 There is now pending a dispute between Company and Executive concerning and arising from and out of Executive’s employment with Company and service in the Executive Roles in Company, and Executive’s separation of employment from Company in the Executive Roles in Company (collectively, the “Dispute”).

1.4 Executive and Company each specifically denies any fault or wrongdoing, including in relation to the Parties’ respective contentions regarding the Dispute. Nothing in this Agreement shall be considered or construed as an admission by either Party as to the merits of, or liability for, any of the contentions or allegations made by the other Party, including in connection with the Dispute.

1.5 The purpose of this Agreement is to settle and compromise all disputes and controversies existing between the Parties hereto, including, but not limited to, any and all claims that are raised or might have been raised in the above-referenced Dispute.

II. SETTLEMENT OBLIGATIONS

In consideration of the promises, representations, warranties, covenants, releases, and agreements set forth herein, and for other good and valuable consideration, the Parties agree as follows:

2.1 Obligations of Company

2.1.1 Payment to Executive. Subject to the adherence to the terms of this Agreement, Company will pay to Executive the sum of Two Hundred Thousand U.S. Dollars (U.S.$200,000), less applicable state and federal deductions (“Settlement Payment”). Company shall issue the Settlement Payment in twelve equal monthly installments by wire transfer, electronic funds transfer, or check sent by U.S. Mail on or before the first business day of each month, beginning on November 1, 2023, and ending on October 1, 2024, provided, however, no Settlement Payment shall be due or owed until after Executive successfully completes all tasks identified in the Transition Task List, Section 2.2.1, below, subject to verification by Company.

2.1.1.1 Executive agrees this payment is not required by Company’s policies and procedures and that Executive has been paid all compensation, remuneration, and wages due Executive in any form. Company shall continue to pay Executive his salary until the Separation Date, independent and exclusive of the Settlement Payment.

2.1.1.2 Executive is responsible for Executive’s portion of any and all tax liability that does or may result from the Settlement Payment. Executive acknowledges and agrees that Company has made no representations as to the taxability of the Settlement Payment.

2.1.2 Reimbursement for Reasonable Attorneys’ Fees. Company agrees, upon receipt of invoices, to indemnify Executive for reasonable attorneys’ fees in an amount not to exceed $4,000, actually incurred by Executive in connection with his retention of independent counsel for review of this Agreement.

2.1.3 Indemnification.

2.1.3.1 Company agrees to defend, indemnify, and hold harmless Executive for and against any and all claims; causes of action, whether based in law or equity or based in contract or tort; losses; costs, including court costs; damages; fees, including reasonable attorneys’ fees; and any other expenses, including out-of-pocket expenses, resulting from or arising out of Company’s breach of this Agreement, including Company’s failure to timely make any of the payments of the Settlement Payment.

2.1.3.2 Company agrees to indemnify Executive in the event Executive is made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the Company to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which Executive served in any capacity at the request of the Company, by reason of the fact that Executive, his testator or intestate, was a director or officer of the Company, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if Executive acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

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2.1.3.3 Company agrees to indemnify Executive in the event Executive is made, or threatened to be made, a party to an action by or in the right of the Company to procure a judgment in its favor by reason of the fact that he, his testator or intestate, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director or officer of any other corporation of any type or kind, domestic or foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including reasonable attorneys’ fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if Executive acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the Company, except that no indemnification under this paragraph shall be made in respect of (1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which Executive shall have been adjudged to be liable to the Company, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the Executive is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

2.1.3.4 Executive shall provide Company with prompt written notice of any claim or proceeding subject to indemnity under this Agreement. In any defense of Executive by Company pursuant to Company’s duty to indemnify or defend Executive pursuant to this Agreement, Company shall be entitled to control the defense and to select counsel of its choice. At Executive’s election, however, Executive shall have the right to conduct the defense of any claim subject to indemnification pursuant to this Agreement, at Executive’s own cost. Executive shall provide reasonable cooperation and assistance to Company in the defense and settlement of such claim. To the extent Executive has not exercised Executive’s right to defend any claim at Executive’s own cost, in no event shall Executive enter into direct discussions or settle with the third-party claimant regarding the matter that is the subject of the indemnification obligations hereunder without the express written consent of Company. To the extent Company reaches a settlement or compromise on behalf of Executive in connection with a claim indemnified pursuant to this Section 2.1.3, no settlement or compromise shall affect the financial obligations of Executive without the Executive’s express written approval. Executive’s failure to comply with the provisions of this paragraph shall result in forfeiture of Executive’s right to indemnification under this Agreement and shall absolve Company from any liability or obligation to indemnify Executive.

2.1.3.5 The indemnification provisions in this Agreement shall be subject to and conditioned upon the requirements and limitations set forth in Article 7 of the New York Business Corporation Law. In addition, nothing in this Agreement shall obligate Company to indemnify or defend Executive for any liability, claims, causes of action, losses, costs, damages, attorneys’ fees, or any other expenses resulting from, directly or indirectly, or arising out of (i) Executive’s gross negligence, (ii) Executive’s intentional misconduct, or (iii) Executive’s disclosure of Confidential Information to any third party.

2.1.3.6 Nothing in this Section 2.1.3 shall limit Executive’s entitlements to indemnification, advancement, contribution or defense pursuant to any other agreement, document or policy under which Executive is a beneficiary or applicable law.

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2.2 Obligations of Executive

2.2.1 Transition Task List. Executive agrees to transfer (A) Company-related accounts for, (B) Company-related registrations for, and (C) Company-related access to the following systems by the Separation Date:

2.2.1.1 ADP Payroll (A, B, C)

2.2.1.2 Any US Tax and Labor Departments (B, C)

2.2.1.3 Corporate Filings LLC (A, B, C)

2.2.1.4 GoDaddy (A, B, C)

2.2.1.5 Hiscox (A, B, C)

2.2.1.6 Pocket Hercules (A, B, C)

2.2.1.7 OTC Markets (B, C)

2.2.1.8 Any other Andrew needs to disclose]

2.2.2 Acknowledgement of Company Intellectual Property. Executive acknowledges and agrees that Company is the rightful and exclusive owner of all Company patents, trademarks, copyrights, mask works, Confidential Information, Trade Secrets, Company Works, and other proprietary rights in Company Confidential Information (collectively, “Company Intellectual Property”).

2.2.2.1 For the purposes of this Agreement, “Confidential Information” shall mean all tangible and intangible proprietary information, materials, processes, process parameters, methods, practices, techniques, technical plans, drawings, designs, past, present or ongoing research and research objectives, data, algorithms, hardware, computer software, firmware and programs, source code, computer screens, product and process specifications and related documentation, formulae, patterns, sketches, models, inventions and invention disclosures, unpublished patent applications and disclosures, licensing and prospective licensing information and strategies, know-how, apparatus, equipment, chemical or biological materials, discoveries, information regarding research, experimental work, developments, improvements, prototypes and devices, engineering plans, procurement requirements, concepts, ideas, customer information and lists, customer sales data, discounts, budgets and loss information, pricing information, price lists, supplier information and lists, Company-compiled personnel and compensation information and records, investor lists or information, prospective or target investors, non-public prospectus information, investment strategies, valuations, marketing, manufacturing and business plans, forecasts, and strategies, financial information, responses to requests for proposals and other bid information, and all other confidential or proprietary business information relating to the Company or its operations; and all documents, files, and records containing or disclosing such information all other summaries and compilations of information, which relate in any way to the business of Company, and which is or are disclosed to Executive by Company, or on its behalf, either directly or indirectly, in writing, verbally, electronically or by drawings or by inspection of documents or facilities, or in any other way, including through Executive’s employment with Company or in the Executive Roles in Company. As used in this Agreement, Confidential Information need not constitute a Trade Secret, but Confidential Information shall also include, without limitation, all Trade Secrets (“Trade Secret” shall have the same meaning as a trade secret pursuant to the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1839).

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2.2.2.2 For the purposes of this Agreement, “Company Works” shall mean all works, within the meaning of the United States Copyright Act, that were or are created for or by any Company employee within the scope of such Company employee’s employment by Company, including any works created, in whole or in part, by Executive within the scope of Executive’s employment by Company or which relate to the business of Company, or any works assigned to Company.

2.2.3 Return of Company Tangible and Intellectual Property. Executive covenants and represents Executive has returned and restored to Company—or is returning and restoring to Company contemporaneously with the execution of this Agreement—all Company property, equipment, devices, keys, passwords, access codes, books, records, and all Company Intellectual Property and all other Company documents, electronic files, records, data, notes, memoranda, forms, proposals, lists, correspondence, files, materials, as well as all other tangible property or material of Company or which reflects or includes any Company Intellectual Property, or any other property of Company in Executive possession, custody, or control.

2.2.4 Executive shall not use or disclose any Company Intellectual Property. If Executive discovers any Company Intellectual Property or other Company property, documents, or files of any description in Executive’s possession that Executive inadvertently retained after the Effective Date of this Agreement, Executive agrees to return such items, information, documents, and Intellectual Property to Company within 72 hours and not to disclose them to any third party.

III. COMPROMISE OF CLAIMS

3.1 The parties acknowledge that the settlement embodied in this Agreement is a compromise of disputed claims and is not an admission of liability.

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IV. EXECUTIVE RELEASE AND WAIVER OF CLAIMS

4.1 Executive confirms Executive does not have any outstanding claims against Company and in exchange for the promises made by Company, Executive agrees that Executive hereby releases and discharges Company, and each of them (i.e., Carbon-Ion Energy, Inc., Corporate Universe, Inc and Oxcion Limited), as well as each of their respective current and past employees, owners, shareholders, directors, officers, employees, agents, representatives, insurance companies, attorneys, and parent, subsidiary, or related entities (collectively, the “Company Releasees”) from any and all claims, demands, contracts, losses, damages, actions, causes of action, suits, proceedings, debts, promises, liabilities, obligations, costs, expenses, attorneys’ fees, remedies, indemnities or duties, whether known or unknown, fixed or contingent, accrued or not yet accrued, matured or not yet matured, anticipated or unanticipated, of any kind whatsoever (collectively, “Claims”) that Executive has or may have against the Company Releasees, or any of them, including, but not limited to, (a) all Claims that arise under, out of, or relate to any state or local statute or regulation, including but not limited to Title VII of the Civil Rights Act of 1964, (race, color, religion, sex and national origin discrimination); 42 U.S.C. Section 1981 (discrimination); 29 U.S.C. Section 621-634 (age discrimination); 29 U.S.C. Section 206(d)(i) (equal pay); New York State Human Rights Law (NYSHRL); the New York Labor Law (NYLL) (including but not limited to the Retaliatory Action by Employers Law, the New York State Worker Adjustment and Retraining Notification Act, all provisions prohibiting discrimination and retaliation, and all provisions regulating wage and hour law and paid sick leave requirements); the New York Civil Rights Law; Section 125 of the New York Workers’ Compensation Law; Article 23-A of the New York Correction Law, and all state or local whistleblower protection statutes, codes, or regulations, and any other federal, state, or local law (statutory, regulatory, or otherwise) that may be legally waived and released; however, the identification of specific statutes is for purposes of example only, and the omission of any specific statute or law shall not limit the scope of this general release in any manner; (b) all Claims that arise under, out of, or relate to any common law principles, including tort, contract, and equitable claims, except claims or proceedings necessary to enforce the provisions of this Agreement or that cannot be waived by signing of this Agreement; (c) all Claims that arise out of or relate to, directly or indirectly, (i) the Dispute, (ii) the allegations made in the Dispute or the transactions, occurrences, acts or omissions that are the subject matter of the Dispute, (iii) Executive’s employment with Company, or (iv) Executive’s service in, separation from, or resignation from the Executive Roles in Company, or any of them; and (d) any and all other existing known or unknown Claims arising out of the relationship between Executive and the Company Releasees, or any of them, as of or at any time prior to the Effective Date. Notwithstanding the foregoing, the parties agree that Executive is not waiving any claims or rights: (a) that may arise after the date of this Agreement, including the right to enforce this Agreement; (b) that cannot be released as a matter of law, including Executive’s rights to COBRA, workers compensation, and unemployment insurance; (c) to accrued, vested benefits under any employee benefit, stock, savings, insurance, or pension plan of the Company, and/or (d) to indemnification as provided by, and in accordance with the terms of, this Agreement, the Company by-laws, nor any existing rights of defense and indemnity or liability insurance coverage.

4.2 Executive covenants and represents Executive has not filed or lodged any complaints or charges or lawsuits against Company or any Company Releasees with any governmental agency or court and that Executive will not do so at any time hereafter with respect to the matters released under this Agreement.

4.3 In the event Executive becomes a party, representative, or member of any claim against any of the Company Releasees, Executive agrees to waive Executive’s right to any monetary award in such an action. Executive understands nothing in this Agreement constitutes a waiver of any rights which as a matter of law cannot be waived.

4.4 Executive’s release hereunder is subject to and conditioned upon Company’s timely payment of the Settlement Payment. Should Company fail to make any payment of the Settlement Payment required hereunder, Executive shall have the right to revoke the releases herein, provided, however, in the event of revocation for failure to timely make a Settlement Payment, Executive waives and forfeits any right to the Settlement Payment, and must return all Settlement Payment payments made by Company within 24 hours of revocation.

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V. COMPANY RELEASE AND WAIVER OF CLAIMS

5.1 Company, on its own behalf and on behalf of its parents, subsidiaries, and affiliates, and each of their predecessors, successors, and assigns, hereby releases and discharges Executive from all Claims that arise out of or relate to, directly or indirectly, (i) the Dispute, (ii) the allegations made in the Dispute or the transactions, occurrences, acts or omissions that are the subject matter of the Dispute, (iii) Executive’s employment with Company, or (iv) Executive’s service in, separation from, or resignation from the Executive Roles in Company, or any of them, as of or at any time prior to the Effective Date, except nothing in this Paragraph shall be deemed to release Executive from Executive’s obligations under this Agreement.

VI. WAIVER OF CLAIMS

6.1 The Parties each expressly waive and relinquish all rights and benefits not covered by a general release wherein a general release cannot extend to claims which the Party does not know or suspect to exist in the Party’s favor at the time of executing the release, which if known by the Party must have materially affected the Party’s settlement with the other Party.

6.2 The Parties acknowledge they may later discover facts different from or in addition to those that they or their attorneys now know or believe to be true. It is the intention of the Parties to fully, finally and forever settle and release all Claims included in the releases set forth in this Agreement. The releases provided in this Agreement shall remain in effect notwithstanding the discovery or existence of any additional or different facts or the occurrence of any such future events, circumstances or conditions.

6.3 The Parties expressly waive and relinquish all rights and benefits the Party may have, as well as any other statutes or common law practices of similar effect. The releases in this Agreement and the rights and obligations hereunder shall be governed by and construed and interpreted in all respects in accordance with the laws of the State of New York.

VII. WARRANTY AND COVENANT NOT TO SUE

7.1 The Parties each irrevocably warrant and covenant that they will refrain from, either directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any proceeding of any kind, against the Executive or Company Releasees, or any of them, based upon any matter released in this Agreement.

VIII. CONFIDENTIALITY

8.1 Executive understands and agrees that in the course of employment with Company and as part of his Executive Roles in Company, Executive became acquainted with Confidential Information, Trade Secrets, and other Company Intellectual Property, which is a valuable commercial asset of Company, that Executive understands and agrees would be extremely damaging to Company if disclosed to a competitor or made available to any other person, entity, or third party. Executive understands and agrees the Confidential Information and Company Intellectual Property was divulged to Executive in confidence and Executive understands and agrees Executive will keep such information confidential. Executive likewise agrees Company will be irreparably harmed by any violation, or threatened violation of this Agreement and, therefore, Company shall be entitled to an injunction prohibiting Executive from any violation or threatened violation of this Agreement.

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8.2 Executive promises, covenants, and agrees (i) to not use any Trade Secret or Confidential Information; (ii) to not disclose any Trade Secret or Confidential Information to any person or entity except as approved in advance in writing by Company, which approval will be subject to Company’s sole and absolute discretion; (iii) to use Executive’s best efforts to protect the secrecy of and avoid disclosure or use of the Trade Secret or Confidential Information in order to prevent it from falling into the public domain or the possession of persons other than Executive, which efforts shall at a minimum include no less than a reasonable degree of care; (iv) to not sell, transfer, or in any manner disclose or give access to, the Trade Secret or Confidential Information, in whole or in part, to any third party without the prior written approval of Company, which approval will be subject to Company’s sole and absolute discretion; (v) to notify Company in writing of any misuse or misappropriation of the Trade Secret or Confidential Information which may come to Employee’s attention; and (vi) not to willfully interfere with the relationship between Company and its employees, agents, shareholders, investors, representatives, or customers, including with or in relation to Company’s Trade Secrets or Confidential Information. The obligations in this Section shall continue for as long as such information qualifies as a Trade Secret.

8.3 Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a Trade Secret that is made in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and solely for the purpose of reporting or investigating a suspected violation of law; or is made in a complaint or other document filed in a lawsuit or other proceeding if such filing is made under seal.

8.4 Except as stated herein, the terms of this Agreement shall be held in confidence among the Parties and their counsel. Except as stated herein, and as necessary to evidence, establish, enforce, or comply with this Agreement, the Parties, and each of them, and their counsel, expressly agree that the terms of this Agreement and the Settlement Payment provided herein shall be kept confidential and shall not be disclosed to any other person, entity, or firm for any reason whatsoever. If contacted by the media regarding this Agreement or Executive’s separation from the Company and the Executive Roles in Company, the Parties will respond only that the Parties have amicably separated and Executive no longer holds any of the Executive Roles in Company. No other disclosure of the terms of this Agreement or the amounts involved in the Agreement will be made, except that, insofar as necessary, the Parties and/or their respective counsel may disclose the terms of this Agreement to their respective tax consultants, attorneys, accountants, insurers, or other financial advisors.

8.5 Notwithstanding any in this Section to the contrary, nothing in this Agreement prevents Executive from discussing or disclosing information about alleged unlawful acts of discrimination in the workplace in violation of laws prohibiting discrimination, including but not limited to, Article 15 of the New York Executive Law. Further, nothing in this Agreement prohibits or restricts Executive from initiating, testifying, assisting, complying with a subpoena from, or participating in an investigation conducted by a local, state, or federal agency or from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits.

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IX. ARBITRATION

9.1 Executive and Company agree any dispute, claim or controversy concerning Executive’s employment or separation therefrom, or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration in accordance with the JAMS Employment Arbitration Rules & Procedures (a copy of the Rules can be obtained from www.jamsadr.com/rules-employment-arbitration). The dispute will be decided by a single neutral arbitrator. The arbitrator may grant injunctions or other relief in such dispute or controversy. The arbitrator shall authorize discovery sufficient to adequately arbitrate the claims as determined by the arbitrator, including access to essential documents and witnesses. The decision of the arbitrator shall be made in writing and will be final, conclusive, and binding on Executive and Company. To the extent allowed by law, Executive and Company intend to arbitrate any disputes on an individual basis only. To the extent allowed by law, Executive and Company agree not to join or consolidate claims submitted for arbitration under this Agreement with those of any other persons, and that no form of class, collective, or representative action shall be maintained without the mutual consent of Executive and Company. To the extent required by law only, Company will be required to pay for those costs specific to the arbitration process including the cost of the arbitrator. Any disputes regarding whether Executive or Company may pursue a class, collective, or representative action, in arbitration are to be decided by a court of competent jurisdiction. For all other issues, the arbitrator and not any federal, state, or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability, or formation of this Agreement, including, but not limited to, any claim that all or any part of this Agreement is void or voidable. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. This arbitration provision is governed by the Federal Arbitration Act.

X. NON-DISPARAGEMENT

10.1 Company and each Jack Brooks, Adrian Jones and Steven Shine, individually, covenant and agree to do nothing to disparage Executive, and Executive covenants and agrees to do nothing to disparage the Company and each Jack Brooks, Adrian Jones and Steven Shine, individually, set forth above, or any of them, in any communications whatsoever, provided, however, nothing in this Agreement prevents Executive from discussing or disclosing information about alleged unlawful acts of discrimination in the workplace in violation of laws prohibiting discrimination, including but not limited to, Article 15 of the New York Executive Law. Further, nothing in this Agreement prohibits or restricts Executive from initiating, testifying, assisting, complying with a subpoena from, or participating in an investigation conducted by a local, state, or federal agency or from filing or disclosing any facts necessary to receive unemployment insurance, Medicaid, or other public benefits.

XI. VOLUNTARY EXECUTION

11.1 By executing this Agreement, each Party represents that they do so freely and voluntarily and that each is fully aware of the contents and effects thereto and that this Agreement is entered into without duress or undue influence on the part of or on behalf of either of the Parties, or of any other person, firm or other entity. Each Party further warrants that they have the authority to execute and to enter into this Agreement. Executive warrants that Executive has not assigned any interest in any claim against Company Releasees to any individual or entity.

XII. PREVAILING PARTY ATTORNEYS’ FEES

12.1 Except as otherwise set forth in Section 2.1.3.1, should either Party bring an action to enforce or interpret the provisions of this Agreement, the prevailing party in said action shall be entitled to recover from the non-prevailing party all of its costs and other out-of-pocket expenses incurred in connection with the investigation and prosecution or defense of such action, including reasonable attorneys’ fees.

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XIII. REVOCATION PERIOD

13.1 This Agreement may be revoked by Executive for a period of seven (7) days following execution of the Agreement by Executive providing Company with written notice of the revocation prior to the conclusion of the revocation period. This Agreement is not effective until the seven (7) day revocation period has expired (“Effective Date”), provided the Agreement has been fully executed by all Company-side signatories. Employee understands that the right of revocation set forth in this section applies only to the release of any claim under the Age Discrimination in Employment Act (“ADEA”). If Employee elects to revoke this Agreement for ADEA claims, Company will have the option to: (i) enforce this Agreement in its totality, excluding waived ADEA claims, or (ii) rescind the entire Agreement.

XIV. ENTIRE AGREEMENT

14.1 This Agreement constitutes the final, complete and exclusive agreement and understanding between and among the Parties pertaining to the subject matter hereof, and supersedes all prior or contemporaneous written or oral understandings, representations, warranties, arrangements and agreements between the Parties pertaining to the subject matter hereof, all of which are decreed merged into this Agreement. The Parties expressly acknowledge that they have not relied on any understandings, representations, warranties, arrangements or agreements not expressly contained in this Agreement.

XV. ATTORNEY REVIEW AND REPRESENTATION BY INDEPENDENT COUNSEL

15.1 The Parties acknowledge that they have each been represented, or advised to and afforded the opportunity to be represented, by their own independent counsel of their own choosing in connection with the negotiation and execution of this Agreement and have been advised to seek their own independent counsel to explain this Agreement to them. The Parties acknowledge that they have read this Agreement that they are fully aware of the contents of this Agreement and of its legal effect and are voluntarily entering into this Agreement.

XVI. MISCELLANEOUS PROVISIONS

16.1 No waiver shall be binding unless executed in writing by the Party making the waiver. No waiver of any provision of this Agreement shall be deemed, nor constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

16.2 No supplement, modification or amendment to this Agreement shall be binding unless in writing and executed by all the Parties. This Agreement cannot be modified by oral or implied promises or representations.

16.3 All Parties hereto agree, on the demand of the other party hereto, to execute or deliver any instrument, furnish any information or perform any other act reasonably necessary to carry out the provisions of this Agreement without undue delay or expense.

16.4 Should any provision of this Agreement be declared or determined by any court or arbitrator of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms or provisions shall not be affected thereby and said illegal, unenforceable or invalid part, term, or provision shall be deemed not to be part of this Agreement.

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16.5 This Agreement shall bind and inure to the benefit of the parties hereto and to their respective successors, assigns, legatees, heirs, and personal representatives.

16.6 Headings contained in this Agreement are included for convenience of reference only, shall not be deemed part of this Agreement, and shall not define or affect the meaning, construction or scope of the provisions of this Agreement.

16.7 The Parties agree that this Agreement has been drafted by and is the product of all Parties and that it is the intention of the Parties that this Agreement shall not be construed against any Party based on the assumption or premise that one Party or the other was the drafter of the Agreement.

16.8 Except where indicated otherwise, this Agreement shall be construed in accordance with the laws of the State of New York.

16.9 This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute together one and the same instrument.

* * * Signatures on next page * * *

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IN WITNESS WHEREOF, WE HAVE READ THE FOREGOING CONFIDENTIAL GENERAL RELEASE AND SETTLEMENT AGREEMENT AND WE ACCEPT AND AGREE TO THE PROVISIONS CONTAINED THEREIN AND HEREBY EXECUTE IT VOLUNTARILY AND WITH FULL UNDERSTANDING OF ITS CONSEQUENCES.

Company

DATED: 9/19/23	By:	/s/ Jack Brooks
Jack Brooks, for and on behalf of Carbon-Ion Energy, Inc.

DATED: 9/19/23	By:	/s/ Jack Brooks
Jack Brooks, for and on behalf of Corporate Universe, Inc

DATED: 9/19/23	By:	/s/ Adrian Jones
Adrian Jones, for and on behalf of Oxcion Limited

Executive

DATED: 9/19/23	By:	/s/ Andrew Sispoidis
Andrew Sispoidis

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